Exhibit 10.1
Angi Inc.
Summary of Non-Employee Director Compensation Arrangements
(as amended on June 17, 2025)
Each non-employee director of Angi Inc. (the “Company”) will be compensated annually as follows:
•an annual cash retainer of $50,000, payable in equal quarterly installments in arrears
•an additional annual cash retainer of $10,000 and $5,000 for each member (including the chair) of the Audit Committee and the Compensation and Human Capital Committee of the Board of Directors (the “Board”) of the Company, respectively, payable in equal quarterly installments in arrears
•an additional annual cash retainer each of $20,000 for each of the chairs of the Audit Committee and the Compensation and Human Capital Committee of the Board, payable in equal quarterly installments in arrears
•an annual grant of a restricted stock unit award corresponding to shares of the Company’s Class A Common Stock having a grant date fair market value equal to $250,000 upon such non-employee director’s initial election or appointment to the Board and annually thereafter on the date of the Company’s annual meeting of stockholders, which award shall (i) vest in three equal annual installments commencing on the first anniversary of the grant date, (ii) be subject to cancellation and forfeiture to the extent unvested upon a termination of service with the Board, and (iii) fully vest upon a Change in Control (as defined in the Angi Inc. 2017 Stock and Annual Incentive Plan, as amended and restated as of June 12, 2024)
•reimbursement for all reasonable expenses incurred in connection with attendance at Board and committee meetings